CHEUNG LABORATORIES, INC.

                              ARTICLES OF AMENDMENT


         CHEUNG LABORATORIES, INC., a Maryland corporation, having its principal office at 10220 Old Columbia Road, Suite I, Columbia, MD 21046-1705 (hereinafter referred to as the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Charter of the Corporation is hereby amended by striking in their entirety Articles FIRST and FOURTH, and by substituting in lieu thereof the following:

                  FIRST: The name of the corporation (which is hereinafter called the "Corporation") is: CELSION CORPORATION.

                  FOURTH: The total number of shares of stock of all classes which the Corporation has authority to issue is 100,000,000 shares of common stock, with a par value of $.01 per share, amounting in the aggregate to $1,000,000.00.

         SECOND: Prior to such amendment the total number of shares of stock of all classes which the Corporation had authority to issue was 51,000,000 shares of common stock, with a par value of $.01 per share, amounting in the aggregate to $510,000.00.

         THIRD: By vote, the Board of Directors of the Corporation duly advised the foregoing Articles of Amendment and, by action taken by the stockholders of the Corporation pursuant to a stockholders meeting held April 27, 1998, and proxy statement dated March 20, 1998, the stockholders of the Corporation duly approved said Articles of Amendment.

         FOURTH:  The foregoing amendments are to be effective on May 1, 1998.

         We, the undersigned President and Secretary swear under penalties of perjury that the foregoing is a corporate act.

ATTEST:                                    CHEUNG LABORATORIES, INC.



 /s/ JOHN MON                              By:  /s/ SPENCER J. VOLK
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John Mon, Secretary                                 Spencer J. Volk, President